For More Information:
Jzaneen Lalani Vice President, Legal Affairs (201) 802-7140	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Commences Phase 2a Trial of MEM 1003 in Alzheimer’s Disease

Montvale, NJ – November 4, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced the dosing of the first patient in a Phase 2a clinical trial of MEM 1003 in patients with mild to moderate Alzheimer’s disease.

This Phase 2a clinical trial is a multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of two dose levels of MEM 1003 in approximately 180 patients with mild to moderate Alzheimer’s disease at approximately 50 centers under a U.S. Investigational New Drug Application. Patients participating in the study will be randomized at enrollment into one of three treatment groups — 30 mg of MEM 1003 twice a day, 90 mg of MEM 1003 twice a day or placebo twice a day. During the double-blind treatment segment of the study, patients will receive MEM 1003 or placebo for a period of 12 weeks, which will be followed by a four week single-blind placebo treatment.

The primary outcome measure of the trial is a twelve-week change in the Alzheimer’s Disease Assessment Scale – Cognitive subscale (ADAS – cog) score. Secondary measures will assess changes in activities of daily living, behavior and global function.

“We are delighted to have the Phase 2a trial for MEM 1003 fully underway. This is an important milestone for both MEM 1003 and for Memory Pharmaceuticals,” said David A. Lowe, Ph.D., Chief Scientific Offer. “It is believed that one of the hallmarks of Alzheimer’s disease is an impaired regulation of calcium within the central nervous system. As a calcium channel modulator, MEM 1003 has the potential to re-establish normal cellular functioning, thereby enhancing cognition in Alzheimer’s patients and reducing the progression of this debilitating disease.”

Under the terms of the Company’s license agreement with Bayer AG, the Company is obligated to make a $1.0 million milestone payment to Bayer as a result of the commencement of this Phase 2a clinical trial for MEM 1003.

In September 2005, Memory Pharmaceuticals completed dosing in a single center, randomized, double-blind, placebo controlled safety and tolerability study of MEM 1003 in 81 Alzheimer’s patients. The Company has also completed a Phase 1 clinical trial in 125 healthy volunteers in the United Kingdom to evaluate the potential cardiovascular impact and side effect profile produced by single and multiple doses of MEM 1003. The Company plans to announce results from the safety and tolerability study during the fourth quarter of 2005.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #